Exhibit 5.1

February 20, 2007	Main +1.206.447.0900 Fax +1.206.447.0849

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Registration of Senior Notes of Costco Wholesale Corporation

Ladies and Gentlemen:

This opinion is furnished to Costco Wholesale Corporation, a Washington corporation (the “Company”), in connection with the offer and sale of an aggregate principal amount of $900,000,000 of 5.300% Senior Notes Due March 15, 2012 (the “2012 Notes”) and an aggregate principal amount of $1,100,000,000 of 5.500% Senior Notes Due March 15, 2017 (the “2017 Notes” and, together with the 2012 Notes, the “Notes,” and individually, a “tranche” of the Notes) pursuant to the Underwriting Agreement, dated as of February 13, 2007 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities Inc. (the “Underwriter”). The Notes are being issued pursuant to the terms and provisions of the Indenture (as defined below). Capitalized terms used without definition in this opinion have the meanings given to them in the Underwriting Agreement.

I.

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents, instruments and certificates and such additional certificates relating to factual matters as we have deemed necessary or appropriate for our opinion:

(a)	The Company’s automatic shelf registration statement on Form S-3 (File No. 333-140651) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”);

(b)	The Company’s preliminary prospectus supplement, dated February 13, 2007, as filed with the Commission on February 13, 2007 pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act (the “Preliminary Prospectus”);

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Costco Wholesale Corporation

February 20, 2007

(c)	The Company’s final prospectus supplement, dated February 13, 2007, as filed with the Commission on February 14, 2007 pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act (the “Final Prospectus” and together with the Preliminary Prospectus, the “Prospectus”)

(d)	Verbal assurances from the Commission, received by this office on February 20, 2007, that the Commission has not issued a stop order and the Registration Statement is currently effective under the Act;

(e)	The Senior Debt Securities Indenture, dated as of October 26, 2001, and the First Supplemental Indenture, dated March 20, 2002, each between the Company and U.S. Bank National Association, as trustee;

(f)	The Underwriting Agreement;

(g)	Copies of the notes representing each tranche of the Notes, executed by the Company and authenticated by the Trustee (the “Notes Certificates”);

(h)	A cross receipt executed by each of the Company and the Underwriter acknowledging the Company’s receipt from the Underwriter of wire transfers in immediately available funds representing payment in full for the Notes and the Underwriter’s receipt from the Company of the Notes Certificates;

(i)	The Amended and Restated Articles of Incorporation of the Company certified by the Washington Secretary of State as of February 12, 2007, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(j)	The Bylaws of the Company (and all amendments thereto) certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(k)	A Certificate of Existence relating to the Company issued by the Washington Secretary of State, dated February 12, 2007;

(l)	Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors of the Company and any committee thereof relating to the issuance of the Notes by the Company; and

(m)	A certificate of an officer of the Company as to certain factual matters.

II.

This opinion is limited to the federal laws of the United States of America, the laws of the State of Washington and the laws of the State of New York, and we disclaim any opinion as to

Costco Wholesale Corporation

February 20, 2007

the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Notes. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion. Moreover, to the extent that the opinions rendered herein are affected by the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of Washington and the laws of the State of New York, we have assumed, with your permission, that the laws of such jurisdictions are identical to the laws of the State of Washington.

III.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of our opinion, and subject to the limitations and qualifications expressed herein, it is our opinion that the Notes are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights, and (ii) to general principles of equity (including without limitation standards of materiality, good faith, fair dealing and reasonableness), whether such enforceability is considered in a proceeding in equity or at law.

IV.

We further advise you that:

A.	As noted, the enforceability of the Notes is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. As applied to the Notes, these principles will require the parties thereto to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and enforcement of the Notes and will preclude the parties thereto from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

B.	The enforceability of the Notes is subject to the effects of (i) Section 1-102 of the New York Uniform Commercial Code (the “New York UCC”), which provides that obligations of good faith, diligence, reasonableness and care prescribed by the New York UCC may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) Section 1-203 of the New York UCC, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

Costco Wholesale Corporation

February 20, 2007

C.	The effectiveness of indemnities, rights of contribution, exculpatory provisions, choice of venue provisions, waivers of jury trial and waivers of the benefits of statutory provisions may be limited on public policy grounds.

D.	Provisions of the Notes requiring that waivers must be in writing may not be binding or enforceable if a non-executory oral agreement has been created modifying any such provision or an implied agreement by trade practice or course of conduct has given rise to a waiver.

V.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission on the date hereof for incorporation by reference into the Registration Statement and the Prospectus.

This opinion is rendered to you in connection with the filing of the Prospectus and is solely for your benefit and the benefit of the purchasers of the Notes. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

Very truly yours,

HELLER EHRMAN LLP

/s/ Heller Ehrman LLP